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                                                                   EXHIBIT (h.1)

                              AMENDED AND RESTATED
                       SECURITIES LENDING AGENCY AGREEMENT

     AGREEMENT, dated as of November 2, 2009, between iShares, Inc., a Maryland corporation, and iShares Trust, a Delaware statutory trust (both singly and together, the "Company"), acting on behalf of the funds listed on Schedule A hereto and any future series or portfolio of the Company (each, a "Fund"), and Barclays Global Investors, N.A., a national banking association ("BGI") and its successors.

     WHEREAS, the Company is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, BGI acts as the Company's agent for the purpose of lending Securities in the Account (as defined below) pursuant to a securities lending agency agreement, dated as of April 2, 2007; and

     WHEREAS, BGI and the Company desire to amend and restate such agreement on the terms set forth herein;

     NOW, THEREFORE, for and in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

     1. Definitions.

     Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below. Capitalized terms used but not defined herein shall have the meaning assigned to them in the applicable Securities Lending Agreement.

     1.1 "Account" shall mean the custodial account or accounts established and maintained by the Custodian on behalf of each Fund for the safekeeping of Securities and monies of the Fund from time to time.

     1.2 "Approved Investment" shall mean any type of investment permitted for Cash Collateral under the Securities Lending Guidelines.

     1.3 "Authorized Person" shall be any officer of the Company and any other person, whether or not any such person is an officer or employee of the Company, duly authorized by resolutions of the Company to give Oral Instructions and/or Written Instructions on behalf of the Company, such persons to be designated in a Certificate which contains a specimen signature of such person.

     1.4 "Book-Entry System" shall mean the Federal Reserve/Treasury book-entry system for receiving and delivering Government Securities (as defined herein), its successors or equivalent and nominees.

     1.5 "Borrower" shall mean any entity which is permitted to borrow Securities from the Company pursuant to then applicable law, regulation, and/or interpretation and pursuant to

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the Securities Lending Guidelines, and which has a valid Securities Lending
Agreement in place with BGI.

     1.6 "Business Day" shall mean, with respect to a Fund for which Securities loans are outstanding pursuant to this Agreement, a day on which both such Fund and BGI are open for business.

     1.7 "Cash Collateral" shall mean either Fed funds or New York Clearing House funds or their equivalent if denominated in U.S. dollars, or the equivalent if the Cash Collateral is denominated in a currency other than U.S. dollars, as applicable for a particular loan of Securities.

     1.8 "Cash Management Costs" shall mean the expenses incurred in connection with the management and investment of a Fund's Cash Collateral, including fees and expenses payable to BGI, Barclays Global Fund Advisors ("BGFA") or any other affiliate of BGI (or its successors) as a result of the investment of Cash Collateral in any joint account, fund or similar vehicle.

     1.9 "Certificate" shall mean any notice, instruction, schedule or other instrument in writing, authorized or required by this Agreement to be given to BGI, which is actually received by BGI and signed on behalf of the Company by an Authorized Person or a person reasonably believed by BGI to be an Authorized Person.

     1.10 "Collateral" shall mean Cash Collateral, Government Securities and Letters of Credit, plus such other collateral as may be then permitted by applicable law, regulation and/or interpretation, and the Securities Lending Guidelines.

     1.11 "Collateral Account" shall mean a segregated account or accounts established and maintained by the Custodian for the purpose of holding Collateral and Approved Investments, and interest, dividends and other payments and distributions received with respect to Collateral and Approved Investments ("Distributions"). A Collateral Account may include a joint account as permitted by the Securities Lending Guidelines.

     1.12 "Custodian" shall mean State Street Bank and Trust Company, a trust company organized and existing under the laws of the Commonwealth of Massachusetts, or such other company that may from time to time be retained as custodian by the Company with respect to one or more Funds.

     1.13 "Depository" shall mean the Depository Trust Company, Euroclear, and any other securities depository, sub-depository or clearing agency (and their respective successors and nominees) authorized under applicable law or regulation to act as a securities depository, sub-depository or clearing agency, including any foreign securities depository or sub-depository for the Company.

     1.14 "Earnings Account" shall mean a segregated account established and maintained by the Custodian for the purpose of receiving any Securities Loan Fee paid by Borrowers in connection with Securities loans hereunder.

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     1.15 "Government Security" shall mean book-entry Treasury securities (as defined in Subpart 0 of Treasury Department Circular No. 300, 31 C.F.R. 306) and any other securities issued or guaranteed by the United States government or any agency or instrumentality of the United States government.

     1.16 "Letter of Credit" shall mean an unconditional and irrevocable letter of credit in favor of BGI as agent for the Fund issued by a bank other than the Borrower, the creditworthiness of which has been deemed to be acceptable by BGI and which meets any applicable requirements in the Securities Lending Guidelines.

     1.17 "Oral Instructions" shall mean verbal instructions actually received by BGI from an Authorized Person or from a person reasonably believed by BGI to be an Authorized Person.

     1.18 "Rebate" shall mean the amount payable by the Fund to a Borrower in connection with Securities loans at any time collateralized by Cash Collateral.

     1.19 "Securities Lending Agreement" shall mean with respect to any Borrower, the agreement pursuant to which BGI lends securities on behalf of its customers (including the Fund) to such Borrower, as amended from time to time, which agreement shall meet any applicable requirements in the Securities Lending Guidelines. The Securities Lending Agreement may be in the form of a master agreement covering a series of Securities lending transactions from multiple lenders, including the Company.

     1.20 "Securities Lending Guidelines" shall mean guidelines governing the Company's Securities lending program adopted by the Company and provided to BGI from time to time. The Securities Lending Guidelines may address any aspect of the Company's Securities lending program, including without limitation the kinds of Securities that may be lent, permissible forms of Collateral, permissible Approved Investments, the selection of Borrowers, and regular reporting to the Company.

     1.21 "Securities Loan Fee" shall mean the amount payable by a Borrower to BGI, as agent for the Fund, pursuant to the applicable Securities Lending Agreement in connection with Securities loans, if any, collateralized by Collateral other than Cash Collateral.

     1.22 "Security" shall mean any Government Securities, non-U.S. securities, U.S. common stock and other equity securities, bonds, debentures, corporate debt securities, notes, mortgages or other obligations, and any certificates, warrants or other instruments representing rights to receive, purchase, or subscribe for the same, or evidencing or representing any other rights or interests therein, which are available for lending pursuant to Section 2.2 of this Agreement.

     1.23 "Written Instructions" shall mean written communications actually received by BGI from an Authorized Person or from a person reasonably believed by BGI to be an Authorized Person by letter, memorandum, telegram, cable, telex, telecopy facsimile, computer, video (CRT) terminal or other on-line system, or any other method whereby BGI is able to verify with a reasonable degree of certainty the identity of the sender.

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     2. Appointment; Scope of Agency Authority.

     2.1 Appointment. The Company, on behalf of each Fund, hereby appoints BGI as its agent to lend Securities in the Account to Borrowers from time to time as hereinafter set forth, and BGI hereby accepts appointment as such agent and agrees to so act.

     2.2 Securities Subject to Lending. Unless the Company provides BGI Written Instructions to the contrary, all Securities maintained in the Account shall be available for lending pursuant to this Agreement.

     2.3 Securities Lending Agreement.

          (a) Attached hereto as Exhibit A are the standard forms of Securities Lending Agreements in effect between BGI and the Borrowers as of the date hereof. BGI shall provide the Company with any proposed material amendments or changes, and notify the Company of any such amendments or changes, to any form of Securities Lending Agreement to be used prior to their effectiveness. The Company may elect, without penalty, to terminate any Borrower if it opposes the change.

          (b) BGI is hereby authorized to lend Securities in the Account to Borrowers pursuant to the Securities Lending Agreements, this Agreement and the Securities Lending Guidelines.

     2.4 Loan Opportunities. The Company on behalf of each Fund acknowledges and agrees that BGI shall have the right to decline to make any loans of Securities under any Securities Lending Agreement, to discontinue lending or to terminate any loans of Securities under any Securities Lending Agreement in its sole discretion. The Company on behalf of each Fund agrees that it shall have no claim against BGI based on, or relating to, loans made for other customers, or loan opportunities refused hereunder, whether or not BGI has made fewer or more loans for any other customer than for the Fund, and whether or not any loan for another customer, or the opportunity refused, could have resulted in loans made hereunder.

     2.5 Use of Book-Entry System and Depositories. The Company on behalf of each Fund hereby authorizes BGI on a continuous and on-going basis, to deposit in the Book-Entry System and any Depositories all Securities eligible for deposit therein and to utilize the Book-Entry System and Depositories to the extent possible in connection with its receipt and delivery of Securities, Collateral, Approved Investments and monies under this Agreement. Where Securities, Collateral (other than Cash Collateral) and Approved Investments eligible for deposit in the Book-Entry System or a Depository are transferred to the Account, BGI shall identify or cause to be identified as belonging to the Fund a quantity of securities in a fungible bulk of securities shown on BGI's account on the books of the Book-Entry System or the applicable Depository. Securities, Collateral and Approved Investments deposited in the Book-Entry System or a Depository will be commingled in accounts which include assets held by BGI for customers, including but not limited to accounts in which BGI acts in a fiduciary or agency capacity, as well as assets held by or on behalf of other clients or participants of the Book-Entry System or Depository.

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     2.6 Use of Third-Party Service Providers. The Company on behalf of each
Fund hereby acknowledges and agrees that BGI may utilize third-party service providers to perform or analyze the functions described herein, including service providers in which BGI may have an ownership interest. As permitted by
Section 5.8 below, these services may require the transmission, use or sharing of data created in Securities lending transactions involving the Funds. BGI shall bear the cost of any such service providers out of its portion of the proceeds from Securities lending.

     3. Representations and Warranties.

     3.1 Company's Representations. The Company hereby represents and warrants to BGI, which representations and warranties shall be deemed to be continuing and to be reaffirmed on any day that a Securities loan hereunder is outstanding, that:

          (a) This Agreement and the Securities Lending Guidelines have been approved by the Board of Trustees or Board of Directors of the Company (as applicable); this Agreement is, and, if properly entered into under the terms of this Agreement and the Securities Lending Guidelines, each Securities loan and Approved Investment will be, legally and validly entered into by the Company on behalf of each Fund, does not, and will not, violate any statute, regulation, rule, order or judgment binding on the Fund, or any provision of the Company's charter or by-laws, or any agreement binding on the Company or affecting its property, and is enforceable against the Company and each Fund in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws, or by equitable principles relating to or limiting creditors' rights generally;

          (b) The person executing this Agreement and all Authorized Persons acting on behalf of the Company or any Fund has and have been duly and properly authorized to do so;

          (c) Each Fund is lending Securities as principal for its own account and it will not transfer, assign or encumber its interest in, or rights with respect to, any Securities loans; and

          (d) All Securities available for lending pursuant to Section 2.2 of this Agreement are free and clear of all liens, claims, security interests and encumbrances that would preclude their being lent as contemplated by this Agreement. The Company shall promptly notify BGI in the manner agreed between the parties from time to time when any Securities are no longer subject to the representations contained in this sub-paragraph (d).

     3.2 BGI's Representations. BGI hereby represents and warrants to the Company, which representations and warranties shall be deemed to be continuing and to be reaffirmed on any day that a Securities loan hereunder is outstanding, that:

          (a) This Agreement is legally and validly entered into by BGI, does not and will not, violate any statute, regulation, rule, order or, judgment binding on BGI, or any provision of BGI's charter or by-laws, or any agreement binding on BGI or affecting its property, and is enforceable against BGI in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws, or by equitable principles relating to or limiting creditors' rights generally;

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          (b) Both the person executing this Agreement on behalf of BGI and all persons acting on BGI's behalf pursuant to this Agreement have been duly and properly authorized to do so; and

          (c) It will comply with all laws, rules and regulations, including without limitation the conditions of any exemptive orders granted to the Company by the Securities and Exchange Commission with respect to securities lending transactions, if required, applicable to the Securities lending transactions contemplated by this Agreement.

     4. Securities Lending Transactions.

     4.1 Compliance with Securities Lending Guidelines. BGI hereby acknowledges receipt of the current Securities Lending Guidelines. The Company shall promptly notify BGI of any changes to the Securities Lending Guidelines. BGI acknowledges and agrees that it shall only lend Securities on behalf of the Funds in accordance with the conditions of the Securities Lending Guidelines applicable to the Funds' lending agent.

     4.2 Loan Initiation. From time to time BGI may lend Securities to Borrowers and deliver such Securities against receipt of Collateral in accordance with the applicable Securities Lending Agreement and the Securities Lending Guidelines. If instructed by the Company in writing, BGI shall refrain from lending a particular Security or from making loans to a particular Borrower.

     4.3 Receipt of Collateral; Approved Investments.

          (a) With respect to any Securities loan entered into on behalf of a Fund, BGI shall require that the Borrower deliver and maintain collateral that is equal at all times during the term of the loan to at least the market value of the Securities loaned and any accrued interest thereon. If Cash Collateral is received, BGI is hereby authorized and directed, without obtaining any further approval from the Fund, to invest and reinvest all or substantially all of the Cash Collateral received in any Approved Investments, including in the name of and on behalf of the Fund to redeem, withdraw or sell the same, and to receive distributions in the name of and on behalf of the Fund in accordance with the Securities Lending Guidelines. The Company hereby agrees to execute all necessary documents and take all necessary actions reasonably requested by BGI in order to permit BGI to so act with regard to Approved Investments. BGI shall instruct the Custodian to credit all Collateral, Approved Investments and Distributions received with respect to Collateral and Approved Investments to the Collateral Account and mark its books and records to identify the Fund's ownership thereof as appropriate.

          (b) All Approved Investments shall be for the account and risk of the Fund. To the extent any loss arising out of Approved Investments results in a deficiency in the amount of Collateral available for return to a Borrower pursuant to the Securities Lending Agreement, the Fund agrees to pay BGI on demand cash in an amount equal to such deficiency.

          (c) Except as otherwise provided herein, all Collateral, Approved Investments and Distributions credited to the Collateral Account shall be controlled by, and subject only to the instructions of, BGI, and BGI shall not be required to comply with any instructions of the Company with respect to the same.

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     4.4 Distributions on Loaned Securities. Except as provided in the next sentence, all amounts received from the Borrower equivalent to all interest, dividends, and other distributions which the owner of the loaned Securities is entitled to receive shall be credited to the Fund's Account on the date such amounts are delivered by the Borrower to the Custodian. Any non-cash distribution on loaned Securities which is in the nature of a stock split or a stock dividend shall be added to the applicable loan (and shall be considered to constitute loaned Securities) as of the date such non-cash distribution is declared payable whether or not it has been received by the Borrower, provided that any such addition shall be conditional upon the actual receipt of such non-cash distribution and may be reversed by the Custodian to the extent that such non-cash distribution is not received.

     4.5 Mark to Market. BGI shall on each Business Day mark to market in U.S. dollars the value of all Collateral (other than Cash Collateral) and Securities loaned hereunder and accordingly receive and release Collateral in accordance with the applicable Securities Lending Agreement.

     4.6 Collateral Substitutions. BGI may accept substitutions of Collateral in accordance with the applicable Securities Lending Agreement and the Securities Lending Guidelines and shall credit all such substitutions to the Collateral Account; provided, however, that unless other Collateral has been mutually agreed upon in writing by BGI and the Fund (including by means of the Securities Lending Guidelines), no other Collateral may be substituted for Cash Collateral.

     4.7 Termination of Loans. In addition to BGI's authority to terminate a loan of Securities pursuant to the terms of the applicable Securities Lending Agreement as described in Section 2.4 above, BGI shall terminate any Securities loan to a Borrower in accordance with the applicable Securities Lending Agreement promptly:

          (a) upon receipt by BGI of Oral Instructions or Written Instructions instructing it to terminate a Securities loan; provided that the Company may require that each Security must be returned to the Fund by no later than the date which is the standard settlement date for trades of such Security entered into on the date such Oral Instruction or Written Instruction is received by BGI;

          (b) upon receipt by BGI of Oral Instructions or Written Instructions pursuant to the Securities Lending Guidelines to no longer lend to a particular Borrower;

          (c) upon receipt of written notice from the Company terminating this Agreement with respect to one or more Funds in accordance with Section 6; or

          (d) as contemplated by the Securities Lending Guidelines.

     4.8 Securities Loan Fee. BGI shall receive any applicable Securities Loan Fee paid by any Borrower pursuant to a Securities Lending Agreement and credit all such amounts received to the Earnings Account.

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     4.9 Borrower's Financial Condition. BGI has delivered to BGFA, the investment adviser to the Funds, each Borrower's most recent statements required to be furnished to customers by Rule 17a-5(c) of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as have been made available to BGI pursuant to the Securities Lending Agreements. BGI shall promptly deliver to any investment adviser for the Funds all statements and financial information subsequently delivered to BGI and required to be furnished to BGI under the Securities Lending Agreements.

     4.10 Transfer Taxes and Necessary Costs. All transfer taxes and necessary costs with respect to the transfer of the loaned Securities by the Fund to the Borrower and the Borrower to the Fund upon the termination of the loan shall be paid by the Borrower in accordance with the applicable Securities Lending Agreement.

     4.11 BGI's Obligation. Except as specifically set forth herein, or in any applicable Securities Lending Agreement, BGI shall have no duty or obligation to take action to effect payment by a Borrower of any amounts owed by such Borrower pursuant to the Securities Lending Agreement.

     4.12 Loans to Affiliated Borrowers. The Company and BGI have obtained an exemptive order from the Securities and Exchange Commission that permits BGI to lend Securities on behalf of the Funds to Affiliated Borrowers, provided that such loans are made in accordance with the conditions and procedures outlined in the exemptive order. BGI shall only make loans to Affiliated Borrowers in accordance with such conditions and procedures, as they may be amended from time to time, and only so long as they remain applicable, and in accordance with the Securities Lending Guidelines.

     5. Concerning BGI.

     5.1 Standard of Care: Indemnification.

          (a) It is expressly understood and agreed that in exercising its rights and performing its obligations hereunder, BGI owes no fiduciary duty to the Fund. BGI shall not be liable for any costs, expenses, damages, liabilities or claims (including reasonable attorneys and accountants fees) incurred by the Fund, except to the extent those costs, expenses, damages, liabilities or claims result from BGI's material breach of this Agreement or BGI's negligence, willful misconduct, bad faith, or reckless disregard of its obligations and duties hereunder.

          Neither the Company nor BGI shall have any obligation hereunder for costs, expenses, damages, liabilities or claims (including reasonable attorneys and accountants fees), which are sustained or incurred by reason of any action or inaction by the Book-Entry System or any Depository or their respective successors or nominees. In no event shall either party be liable to the other for special, punitive or consequential damages, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages.

          (b) The Company on behalf of each Fund agrees to indemnify BGI and to hold it harmless from and against any and all costs, expenses, damages, liabilities or claims (including reasonable fees and expenses of counsel) which BGI may sustain or incur or which may be asserted against BGI by reason of or as a result of any action taken or omitted by BGI in

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     connection with or arising out of BGI's operating under and in compliance with this Agreement, except those costs, expenses, damages, liabilities or claims arising out of BGI's negligence, bad faith, willful misconduct, or reckless disregard of its obligations and duties hereunder. Actions taken or omitted in reasonable reliance upon Oral Instructions or Written Instructions, any Certificate, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument reasonably believed by BGI to be genuine or bearing the signature of a person or persons reasonably believed by BGI to be genuine or bearing the signature of a person or persons reasonably believed to be authorized to sign, countersign or execute the same, shall be presumed to have been taken or omitted in good faith.

          (c) BGI shall indemnify and hold harmless the Company and each Fund, its Board of Trustees or Board of Directors (as applicable) and its agents, BGFA and any investment adviser for the Funds from any and all loss, liability, costs, damages, actions, and claims ("Loss") to the extent that any such Loss arises out of the material breach of this Agreement by or negligent acts or omissions, bad faith or willful misconduct of BGI, its officers, directors or employees or any of its agents or subcustodians in connection with the Securities lending activities undertaken pursuant to this Agreement, provided that BGI's indemnification obligation with respect to the acts or omissions of its subcustodians shall not exceed the indemnification provided by the applicable subcustodian to BGI.

          (d) BGI has obtained a Guaranty and Indemnity dated February 15, 2003 from Barclays Bank PLC, in favor of the Funds. Upon the termination of that guaranty, BGI shall obtain, and bear the costs of obtaining, a guaranty from Barclays Bank PLC or another entity, the creditworthiness of which is reasonably satisfactory to the Board of Trustees or Board of Directors (as applicable) of the Company, pursuant to which the guarantor will indemnify the Funds for losses due to a Borrower default on terms that are consistent in all material respects with the existing Guarantee and Indemnity by Barclays Bank PLC. The Funds and/or Company, at their expense, may obtain further indemnification against losses due to a Borrower default from a third party to which BGI is not a party.

     5.2 No Obligation to Inquire. Without limiting the generality of the foregoing, BGI shall be under no obligation to inquire into, and shall not be liable for, the validity of the issue of any Securities at any time held in the Account or Approved Investments held in the Collateral Account.

     5.3 Advice of Counsel. BGI may, with respect to questions of law, apply for and obtain the advice and opinion of counsel which may be counsel to the Company, provided that the foregoing shall not be deemed to be a waiver by the Company of any conflict of such counsel.

     5.4 No Collection Obligations. BGI shall be under no obligation or duty to take action to effect collection from the issuer of any amounts payable in respect of Securities or Approved Investments if the issuer of such Securities or Approved Investments is in default, or if payment is refused after due demand and presentation.

     5.5 Pricing Methods. BGI is authorized to utilize any recognized pricing information service or any other means of valuation specified in the applicable Securities Lending Agreement

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("Pricing Methods") in order to perform its valuation responsibilities with respect to loaned Securities, Collateral and Approved Investments, and the Fund agrees to hold BGI harmless from and against any loss or damage suffered or incurred as a result of errors or omissions of any such Pricing Methods.

     5.6 BGI's Fee as Securities Lending Agent, etc.

          (a) (i) In the case of a Fund with a portfolio whose assets consist of a majority of fixed income portfolio securities by weighting (a "Fixed Income Fund"), in connection with each Securities loan hereunder, the Fixed Income Fund shall, subject to Sections 5.6(a)(ii) and 5.6(d), pay to BGI a percentage (the "BGI Fee Percentage for Fixed Income Funds") of the net amount earned from Securities lending activities, consisting of income earned on the investment and reinvestment of Cash Collateral plus any Securities Loan Fees otherwise paid by the Borrowers. The net amount to be paid to BGI in connection with any such Securities Loan shall be computed after deducting (x) any rebate due to the Borrowers under the applicable Securities Lending Agreement with the Borrowers and (y) Cash Management Costs in an amount not to exceed 0.05% of the value of such Cash Collateral. The BGI Fee Percentage for Fixed Income Funds shall be such percentage as may from time to time be agreed upon by the Board of the Company and BGI and shall be set forth in writing. As of the date of this Agreement, the BGI Fee Percentage for Fixed Income Funds is forty percent (40%).

               (ii) Notwithstanding the provisions of Section 5.6(a)(i), if the fee calculated pursuant to such Section 5.6(a)(i) for any month would result in an effective fee split for the Fund of less than 50% of the sum of the Fixed Income Fund's securities lending income (after deducting the rebate to the borrowers) plus Cash Management Costs for such month ("50/50 Effective Fee Split"), then BGI's fees for such month shall be reduced to the extent necessary to provide the Fixed Income Fund with the 50/50 Effective Fee Split.

          (b) In the case of any Fund, other than a Fixed Income Fund (a "Non-Fixed Income Fund"), in connection with each Securities Loan hereunder, the Non-Fixed Income Fund shall, subject to Section 5.6(d), pay to BGI a percentage (the "BGI Fee Percentage for Non-Fixed Income Funds") of the net amount earned from securities lending activities, consisting of income earned on the investment and reinvestment of Cash Collateral plus any Securities Loan Fees otherwise paid by the Borrowers. The net amount to be paid to BGI in connection with any such Securities loan shall be completed after deducting (x) any rebate due to the Borrowers under the applicable Securities lending Agreement with the Borrowers and (y) Cash Management Costs in an amount not to exceed 0.09% of the value of such Cash Collateral. The BGI Fee Percentage for Non-Fixed Income Funds shall be such percentage as may from time to time be agreed upon by the Board of the Company and BGI and shall be set forth in writing. As of the date of this Agreement, the BGI Fee Percentage for Non-Fixed Income Funds is thirty-five percent (35%).

          (c) BGI is authorized on a monthly basis to charge the fee owed to it by a Fund under this Section 5.6 against the applicable Collateral Account or Earnings Account. Such fee shall be charged and paid at the end of each month. Subject to Section 5.6(d), BGI shall simultaneously therewith direct the Custodian to pay to the applicable Fund the net amount earned from Securities lending activities, as described in Section 5.6(a), that is not paid to BGI as its fee.

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          (d) BGI shall be responsible for all transaction fees and all other operational costs relating to Securities lending activities, other than Cash Management Costs to be borne by the Fund as provided in Section 5.6(a) or Section 5.6(b), as applicable, and extraordinary expenses (e.g., litigation and indemnification expenses). In the event that a Fund directly or indirectly bears any Cash Management Costs in excess of the amount of the Cash Management Costs to be borne by the Fund as provided in Section 5.6(a) (other than extraordinary expenses), as computed at least monthly by BGI or its designee, then such excess shall, without limitation, be deemed a transaction fee or other operational cost for which BGI shall be responsible.

     5.7 Reliance on Certificates and Instructions. The Company agrees to furnish to BGI a new Certificate whenever any then Authorized Person ceases to be an Authorized Person or additional Authorized Persons are appointed and authorized. BGI shall be entitled to rely, and shall be fully protected in acting, upon any Certificate, any information contained on any schedule hereto as may be amended in accordance with the terms hereof, and any Written or Oral Instruction actually received by BGI and reasonably believed by BGI to be duly authorized and delivered. The Company agrees to forward to BGI Written Instructions confirming Oral Instructions in such manner so that such Written Instructions are received by BGI by the close of business of the same day that such Oral Instructions are given to BGI. The Company agrees that the fact that such confirming Written Instructions are not received on a timely basis or that contrary instructions are received by BGI shall in no way affect the validity or enforceability of the transactions authorized by the Company. BGI shall use reasonable efforts to report any subsequently received contrary instructions. In this regard, the records of BGI shall be presumed to reflect accurately any Oral Instructions given by an Authorized Person or a person reasonably believed by BGI to be an Authorized Person.

     5.8 Disclosure of Information. BGI may not disclose or supply any information regarding the Company or Fund unless required by any law or governmental regulation now or hereafter in effect or requested to do so by Company; provided that BGI may disclose or supply information regarding the Company and/or Fund and any transactions authorized by this Agreement as necessary in the sole discretion of BGI in order to facilitate, effect or continue any Securities loans hereunder or to assist in the analysis of the performance of the Securities lending program.

     5.9 Reports. BGI shall furnish the Company and the Fund with reports relating to loans hereunder and other information requested by the Company and shall provide such reports to the Company's Board of Trustees or Board of Directors (as applicable) upon request or as may be required by the Securities Lending Guidelines.

     5.10 Force Majeure. Notwithstanding anything to the contrary in this Agreement, in no event shall a party to this Agreement be liable to the other party or any third party for losses resulting from (i) any acts of God, fires, floods, or other disturbances of nature, epidemics, strikes, riots, nationalization, expropriation, currency restrictions, terrorist activity, or insurrection, or (ii) other happenings or events beyond the reasonable control or anticipation of the party affected, provided that (A) the affected party has in place appropriate business continuity procedures, systems and facilities and
(B) the affected party uses its best efforts to avoid or remove the cause of such losses.

     5.11 No Implied Duties.

          (a) BGI shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and in the applicable Securities Lending Agreement, and no covenant or obligation shall be implied against BGI in connection with this Agreement.

          (b) Neither the Company nor any Fund shall have any duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against the Company or any Fund in connection with this Agreement.

          (c) Nothing in this Agreement shall be understood to imply that in performing the functions described herein, BGI is acting in the capacity of an investment adviser or is providing advice as to the value of securities or as to the advisability of investing in, purchasing, or selling securities.

     6. Termination.

     6.1 Termination. This Agreement may be terminated at any time with respect to one or more Funds by either party upon delivery to the other party of a written notice specifying the date of such termination, which shall be not less than 60 days after the date of receipt of such notice.

     6.2 Cooperation. Both parties shall take all commercially reasonable steps to cooperate to provide a smooth transition in the event of a termination.

     6.3 Termination of Loans, etc. upon Termination of Agreement. Notwithstanding any such notice, this Agreement shall continue in full force and effect with respect to any loans of Securities that remain outstanding as of the date of termination; provided, however, that BGI shall promptly terminate all loans of Securities made pursuant to this Agreement and shall not make any further loans of Securities pursuant to this Agreement.

     7. Miscellaneous.

     7.1 Exclusivity. During the term of this Agreement, the Company agrees that it shall not enter into any other agreement with any third party whereby such third party is permitted to make loans on behalf of any Fund of any Securities held by BGI in the Account from time to time; provided, however, that nothing in this provision shall prevent the Company from terminating this Agreement and/or hiring a securities lending agent other than BGI. The parties agree that this provision does not prohibit the Company from maintaining this Agreement during any transition period to another Securities lending agent.

     7.2 Notices.

          (a) Any notice or other instrument in writing, authorized or required by this Agreement to be given to BGI, shall be sufficiently given if addressed to BGI and received by it at its offices at 400 Howard Street, San Francisco, CA 94105, Attention: Securities Lending Department, with a copy to the General Counsel or at such other place as BGI may from time to time designate in writing.

          (b) Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Company shall be sufficiently given if addressed to the Fund and/or Company and received by - Mutual Fund Administration, c/o Barclays Global Fund Advisors, 400 Howard Street, San Francisco, California 94105, with a copy to: Legal Department, or at such other place as the Company may from time to time designate in writing.

     7.3 Cumulative Rights and No Waiver. Each and every right granted to a party hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of a party to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by a party of any right preclude any other or future exercise thereof or the exercise of any other right.

     7.4 Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

     7.5 Amendments. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.

     7.6 Successors and Assigns. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the written consent of the other.

     7.7 Governing Law. This Agreement shall be construed in accordance with the laws of the State of California without regard to conflict of laws principles thereof.

     7.8 No Third Party Beneficiaries. In performing hereunder, BGI is acting solely on behalf of the Company and, except as specifically provided herein, no contractual or service relationship shall be deemed to be established hereby between BGI and any other person.

     7.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

     7.10 SIPA Notice. THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT THE FUND WITH RESPECT TO LOANS HEREUNDER AND, THEREFORE, THE COLLATERAL DELIVERED TO BGI AS

AGENT FOR THE FUND MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF A BORROWER'S OBLIGATION IN THE EVENT SUCH BORROWER FAILS TO RETURN THE LOANED SECURITIES.

     7.11 Survival of Indemnification. The indemnifications provided by a party hereunder shall be a continuing obligation of such party, its successors and assigns, notwithstanding the termination of any loans hereunder or of this Agreement.

     7.12 No Personal Liability. It is understood and agreed that none of the shareholders, officers, agents, Directors or Trustees (as applicable) of the Company or any Fund shall be personally liable hereunder. All persons contracting with or having a claim against the Company with respect to a Fund shall look solely to the assets of such Fund for payment of such contract or claim, and no Fund shall be liable for the obligations of any other Fund.

                                  [End of Text]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

                                        iSHARES, INC.


                                        By: /s/ Jack Gee
                                            ------------------------------------
                                            Name:  Jack Gee
                                            Title: Treasurer and Chief
                                                   Financial Officer


                                        iSHARES TRUST


                                        By: /s/ Jack Gee
                                            ------------------------------------
                                            Name:  Jack Gee
                                            Title: Treasurer and Chief
                                                   Financial Officer


                                        BARCLAYS GLOBAL INVESTORS, N.A.


                                        By: /s/ Geoffrey Flynn
                                            ------------------------------------
                                            Name:  Geoffrey Flynn
                                            Title: Managing Director


                                        By: /s/ Michael A. Latham
                                            ------------------------------------
                                            Name:  Michael A. Latham
                                            Title: Managing Director

Approved by the Board of Trustees of iShares Trust and the Board of Directors of iShares, Inc. on October 28, 2009

             [Signature page to Securities Lending Agency Agreement]

                                   SCHEDULE A

                                      FUNDS

                               [LIST TO BE ADDED]

                                    EXHIBIT A

                    (FORMS OF SECURITIES LENDING AGREEMENTS)